Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

PACTIV EVERGREEN INC.

Pactiv Evergreen Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.
This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on September 18, 2020, and has been duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Section 242 of the DGCL at an annual meeting held on June 5, 2024.

2.
Section (A) of Article 8 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and replaced with the following:

“(A) Limited Liability. To the fullest extent permitted by Delaware Law, neither an officer nor a director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty.”

3.
Except as amended hereby, all other provisions of the Amended and Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Tyler T. Rosenbaum, its Assistant Secretary, this 5th day of June, 2024.

PACTIV EVERGREEN INC.

By: /s/ Tyler T. Rosenbaum___________

Name: Tyler T. Rosenbaum

Title: Assistant Secretary